Exhibit 99.1

Media Contact:

Marne Oberg

Analysts International Corporation

952.838.2867

moberg@analysts.com

Analysts International Corporation Reports Third Quarter 2012 Financial Results

•    Revenue was $26.5 million, an 8.2% decrease from the 2011 third quarter

•    Net loss was $0.6 million compared to net income of $1.8 million for the 2011 third quarter

•    Gross margin rate was 21.0% compared to 25.0% for the third quarter of 2011

•    Selling, administrative and other operating costs increased $0.8 million, or 14.5%, from the 2011 third quarter

•    The Company generated $1.3 million in operating cash flow and ended the quarter with $4.5 million in cash with no amounts outstanding under its credit facility

MINNEAPOLIS — November 1, 2012 — Analysts International Corporation (AIC) (Nasdaq: ANLY), an information technology services company, today announced financial results for the third quarter 2012, which ended on September 29, 2012.

AIC reported 2012 third quarter revenue of $26.5 million as compared to 2011 third quarter revenue of $28.9 million. AIC reported 2012 a third quarter net loss of $0.6 million, or $0.13 per share, compared to 2011 third quarter net income of $1.8 million, or $0.36 per share.

“We are disappointed with the third quarter loss, which was primarily due to unanticipated project-related charges and bad debt write-offs,” said Brittany McKinney, AIC President and CEO. “We did not generate the income needed to offset these charges. Adjusting for these items, we would have reported revenue and profit for third quarter at the low end of our guidance range.”

McKinney added, “Despite the third quarter challenges, we continue to see growth, penetration and client retention in the majority of our strategic accounts and are also winning new business—both positive signs for the future. We remain committed to focusing on strategic accounts and driving higher value engagements as we continue to move AIC forward.”

2012 Third Quarter and Year-to-Date Review

Revenues decreased $2.4 million, or 8.2%, in the third quarter of 2012 compared to the third quarter of 2011. For the first nine months of 2012, revenues decreased $1.7 million, or 2.1%, to $80.3 million compared to the third quarter of 2011. When compared to the prior year quarter, the decrease in revenues reflects a 2.2% decrease in average billing rates, a 4.1% decrease in the number of hours billed, and a decrease in permanent placement fees and other revenues. Additionally, revenues for the third quarter of fiscal 2012 were negatively impacted by unanticipated project-related revenue adjustments on two specific client engagements. The decrease in revenue for the first nine months of the year versus 2011 reflects a 0.3% reduction in average billing rates, a 0.9% decrease in the number of hours billed, and a decrease to permanent placement and other revenues. There were 63 billing days in both the third quarter of 2012 and 2011 and 191 billing days during the first nine months of 2012 compared with 192 billing days during the first nine months of 2011.

In the third quarter of 2012, gross profit was $5.6 million compared to $7.2 million in the third quarter of 2011. The gross margin rate was 21.0% for third quarter of 2012 compared to 25.0% for the third quarter of 2011. In the first nine months of 2012, gross profit was $18.2 million, or 22.7% of revenues, as compared to $19.7 million of gross profit, or 24.0% of revenues, for the first nine months of 2011.

Selling, administrative and other operating expenses increased $0.8 million, or 14.5%, in the third quarter of 2012 compared to the third quarter of 2011, and by $1.1 million, or 6.5%, in the first nine months of 2012, compared to the first nine months of fiscal 2011. The increase in SG&A expense is primarily the result of expanding our sales and recruiting capacity and increased bad debt expense. Additionally, the prior year quarter included a final earn-out benefit of $0.3 million associated with the sale of a business in fiscal 2008.

The Company’s income tax expense reflects the utilization of our net operating loss carryforwards to offset taxable income in fiscal 2012 and 2011. We currently have $25.2 million of taxable benefit associated with the operating loss carryforwards available to offset future federal and state taxes.

In the third quarter of 2012, we generated cash from operations of $1.3 million compared to $2.4 million in the third quarter of 2011. As of September 29, 2012, we had a cash balance of $4.5 million and no borrowings under our credit facility.

Outlook

For the fourth quarter of 2012, AIC projects a revenue decline of between 2%-6% compared to fourth quarter of 2011. The Company projects a gross margin rate in the range of 22%-24% of revenue and EBITDA margin in the range of 1%-3% of revenue. Primarily as a result of the lower third quarter financial performance, the Company projects a full year revenue decline in the range of 2%-3%

compared with fiscal year 2011, gross margin in the range of 22%-23% and EBITDA in the range of 0.8%-1.3%.

Third Quarter 2012 Conference Call

AIC will host a conference call on Friday, November 2 at 10 a.m. CT to discuss the third quarter 2012 results. Participants may access the call by dialing 888.428.9473, or 719.457.2085 for international callers, and entering the conference ID number 7401829. Interested parties can hear a replay of the call from 1 p.m. CT on November 2, 2012, to 10:59 p.m. CT on November 9, 2012, by calling 888.203.1112, or 719.457.0820 for international callers, and using access code 7401829. Audio of the conference call can also be accessed via the Internet at www.analysts.com, where it will be archived for 90 days following the completion of the call.

About Analysts International Corporation

Analysts International Corporation (AIC) is an IT services firm fully dedicated to the success and satisfaction of its clients. From IT staffing to project-based solutions, AIC provides a broad range of services designed to help businesses and government agencies drive value, control costs and deliver on the promise of a more efficient and productive enterprise. The Company offers a flexible, collaborative approach; clear industry perspective; and the breadth, scale and experience to deliver results. For more information, visit www.analysts.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Any statements made in this press release (or during the conference call referred to herein) that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue,” or comparable terminology, are intended to identify forward-looking statements. Statements by the Company, its President and CEO Brittany McKinney or its CFO Lynn Blake, regarding, for instance: The effectiveness of the Company’s sales and marketing strategies, current expectations as to future financial performance and the Company’s ability to execute against its strategic plan, increase revenues, maintain profitability, achieve anticipated gross profit margin rates, build cash, control costs and return value to its shareholders, are forward-looking statements.

Such forward-looking statements are based on current information, which we have assessed, that by its nature is dynamic and subject to rapid and even abrupt changes. Although we believe that the expectations conveyed by the forward-looking statements are reasonable based on information available to us on the date such forward-looking statements were made, no assurances can be given as to future results, levels of activity and achievements. As such, results may differ materially in response to a change in this information.

Forward-looking statements include, for example, statements expressing the intent, belief or current expectations of AIC and members of our management team and involve certain risks and uncertainties, including (i) the risk that management may not fully or successfully implement its business plan or maintain profitability in the future; (ii) the risk that AIC will not be able to realize the benefits of its investments or exploit other opportunities of the business in a timely manner or on favorable terms; (iii) prevailing market conditions in the IT services industry, including intense competition for billable technical personnel at competitive rates, strong pricing pressures from many of our largest clients and difficulty in identifying, attracting and retaining qualified billable technical personnel; (iv) potentially incorrect assumptions by management with respect to the financial effect of prior cost reduction initiatives and current strategic decisions; and (v) other economic, business, market, financial, competitive and/or regulatory factors affecting AIC’s business generally, including those set forth in AIC’s filings with the SEC. All of the forward-looking statements in this press release are qualified by the assumptions that are stated or inherent in such forward-looking statements. Although we believe that these assumptions are reasonable based on the information available to us on the date such assumptions were made, this list is not exhaustive of the factors that may affect any of the forward-looking statements and the reader should not place an undue reliance on these assumptions and such forward-looking statements, which speak only as of the date of this press release and conference call. Such forward-looking statements should be read in conjunction with the Company’s filings with the SEC. AIC assumes no responsibility to update the forward-looking statements contained in this release.

Analysts International Corporation

Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011

Revenues	$26,519	$28,876	$80,321	$82,023
Cost of revenues	20,938	21,659	62,112	62,349
Gross profit	5,581	7,217	18,209	19,674

Selling, administrative and other operating costs	6,168	5,389	17,944	16,845

Restructuring costs and other severance related costs	—	23	113	769
Total operating expenses	6,168	5,412	18,057	17,614

Operating (loss) income	(587)	1,805	152	2,060

Interest expense	(1)	—	(3)	—

(Loss) income before income taxes	(588)	1,805	149	2,060

Income tax expense	57	11	63	27

Net (loss) income	$(645)	$1,794	$86	$2,033

Per common share:
Basic (loss) income	$(0.13)	$0.36	$0.02	$0.41
Diluted (loss) income	$(0.13)	$0.36	$0.02	$0.41

Weighted-average shares outstanding:
Basic	5,082	5,015	5,067	5,008
Diluted	5,082	5,024	5,105	5,018

Analysts International Corporation

Condensed Consolidated Balance Sheets

(unaudited)

	September 29,	December 31,
(In thousands)	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$4,451	$5,135
Accounts receivable, less allowance for doubtful accounts	19,128	18,016
Other current assets	374	489
Total current assets	23,953	23,640

Property and equipment, net	2,291	2,095
Other assets, net	178	457
Total assets	$26,422	$26,192

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,014	$3,847
Salaries and benefits	3,206	2,078
Deferred revenue	237	285
Deferred compensation	77	136
Restructuring accrual	79	442
Other current liabilities	662	664
Total current liabilities	7,275	7,452

Non-current liabilities:
Deferred compensation	323	379
Restructuring accrual	10	28

Shareholders’ equity	18,814	18,333
Total liabilities and shareholders’ equity	$26,422	$26,192

Analysts International Corporation

Reconciliation of non-GAAP Financial Measures

(unaudited)

	Three Months Ended		Nine Months Ended
	September 29,	October 1,	September 29,	October 1,
(In thousands)	2012	2011	2012	2011

Net (loss) income as reported	$(645)	$1,794	$86	$2,033
Plus:
Restructuring costs and other severance related costs	—	23	113	769
Share based compensation expense	135	95	375	419
Depreciation	165	118	479	464
Net interest and non-operating expense	1	—	3	—
Income tax expense	57	11	63	27

Adjusted EBITDA	$(287)	$2,041	$1,119	$3,712

* Non-GAAP Financial Information

In evaluating the Company’s business, the Company’s management considers and uses Adjusted EBITDA as a supplemental measure of operating performance. Adjusted EBITDA refers to a financial measure that the Company defines as net income (loss) excluding interest, taxes, depreciation, share-based compensation, special charges and other gains and losses that are not related to the Company’s operations. This measure is an essential component of the Company’s internal planning process because it facilitates period-to-period comparisons of the Company’s operating performance by eliminating potential differences in net income (loss) caused by the existence and timing of certain non-cash items, special charges and other gains and losses. This measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measure included in this press release has been reconciled to the nearest GAAP measure.